INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “K-Plan”), is hereby further amended, as follows:

1.	Effective January 1, 2017, by replacing Section 3.1 Savings Contributions, of Article III, Contributions, in its entirety, with the following:

3.1 Savings Contributions

(a)
Maximum. A Participant may contribute, by payroll deduction, any whole percentage of the Participant’s Compensation for each pay period to the Participant’s Savings Contribution Account, subject to the following maximum percentages: (i) 50% of the Participant’s Compensation if the Participant is not a Highly Compensated Employee, and (ii) 22% of the Participant’s Compensation if the Participant is a Highly Compensated Employee.

(b)
Savings contributions on behalf of a Participant shall constitute Employer contributions to the Plan and shall be credited to such Participant’s Savings Contribution Account, subject to Section 3.5. An Employer may withhold a Participant’s Savings Contributions from any portion of the Participant’s taxable income (without regard to whether such taxable income constitutes “Compensation” under the Plan) so long as the applicable deferral limits set forth in Section 3.1(a) above are not exceeded.

(c)
Upon becoming a Participant, and at any time thereafter, each Participant may elect the percentage of Compensation to be contributed as a Savings Contribution to the Plan. Any such election will take effect as soon as administratively feasible. Each election by a Participant under this Section shall be made pursuant to the method established by the Committee for this purpose.

(d)
Effective September 1, 2007, if a Participant fails to make an election within thirty (30) days of becoming a Participant, the Participant shall be deemed to have elected to have three percent (3%) of Compensation withheld and contributed to the Plan, effective as soon as administratively feasible following the thirty (30) day period. Prior to the date an automatic deferral election is effective, the Participant shall receive a notice that explains the automatic deferral feature, the Eligible Employee’s right to elect not to have Compensation automatically reduced, and the procedure for making an alternate election. An automatic deferral election shall be treated, for all purposes of the Plan, as a voluntary deferral election.

In addition, each Eligible Employee who did not have a Savings Contribution election of at least three percent (3%) of Compensation on file as of May 25, 2007,

shall be deemed to have elected to have three percent (3%) of Compensation withheld and contributed to the Plan as Savings Contributions effective as of the first payroll period beginning after the Effective Date, unless prior to August 21, 2007, such Eligible Employee has made an alternate election.

(e)
Effective January 1, 2017, if a Participant fails to make an election within thirty (30) days of becoming a Participant, the Participant shall be deemed to have elected to have four percent (4%) of Compensation withheld and contributed to the Plan, effective as soon as administratively feasible following the thirty (30) day period. Prior to the date an automatic deferral election is effective, the Participant shall receive a notice that explains the automatic deferral feature, the Eligible Employee’s right to elect not to have Compensation automatically reduced, and the procedure for making an alternate election. An automatic deferral election shall be treated, for all purposes of the Plan, as a voluntary deferral election.

(f)
Notwithstanding a Participant’s election under Subsection 3.1(c) or deemed election under Subsection 3.1(d) or (e) above, each Participant who is contributing less than fifteen percent (15%) of Compensation to the Plan on January 16, 2012, and January 1 of each year thereafter, shall be deemed to have elected to increase the Participant’s deferral percentage by one percent (1%) on and after March 1, 2012, and January 1 of each year thereafter; provided, however, that this Subsection 3.1(f) shall not apply to any Participant who has elected to opt out of the automatic deferral escalation feature.

(g)
Savings Contributions must be contributed to the Trust Fund as soon as practicable, but in no event later than the fifteenth (15th) business day of the month following the month in which such deferrals were made. Savings Contributions made pursuant to Subsection 3.1(d), (e), or (f) above shall be invested pursuant to Subsection 5.2(a) below.

Explanation: This amendment increases the automatic enrollment deferral rate from 3% to 4% for newly eligible employees, effective January 1, 2017.

2.	Effective January 1, 2017, by replacing the final paragraph of the Introduction, in its entirety, with the following:

On February 7, 2013, MDU Resources Group, Inc., through its wholly-owned subsidiary, WBI Energy, Inc., (“WBI Energy”) formed Dakota Prairie Refining, LLC (“Dakota Prairie”). WBI Energy owns 50% of the membership interests of Dakota Prairie and Calumet North Dakota, LLC (“Calumet”) owns 50% of the membership interests of Dakota Prairie. Calumet and consequently Dakota Prairie are not members of the MDU Resources Group, Inc. controlled group of corporations within the meaning of Section 414(b) of the Code. Effective September 9, 2013, Dakota Prairie adopted the Plan for its eligible employees. Thereafter, with respect to Dakota Prairie, the Plan is maintained as a multiple employer plan (as defined in Section 413(c) of the Code) in accordance with Supplement I. On June 28, 2016, Dakota Prairie was sold. Effective January 1, 2017, the Plan shall revert to and be maintained as a single employer plan.

Explanation: This amendment reverts the K-Plan back to a single employer plan, effective January 1, 2017, pursuant to the sale of Dakota Prairie on June 28, 2016.

3.	Effective January 1, 2016, by deleting the last sentence of the defined term “Investment Funds” in Article I, Definitions.

4.	Effective January 1, 2016, by adding the following new paragraph (d) to Section 5.2, Investment:

(d)
One of the Investment Funds shall be a fund invested primarily in Common Stock (the “Common Stock Investment Fund”). The Common Stock Investment Fund is intended to be a permanent Investment Fund under the Plan, unless the Committee concludes that it is clearly imprudent to continue the Common Stock Investment Fund as an Investment Fund under the Plan. The Committee will evaluate the prudence of maintaining the Common Stock Investment Fund not on the basis of the risk of the Common Stock Investment Fund standing alone, but in light of the availability of other Investment Funds under the Plan and the ability of Participants and beneficiaries to construct a diversified investment portfolio consistent with their individual desired level of risk and return.

Explanation: Amendments 3 and 4 reflect a recent best practice with respect to company stock funds.

5.	Effective June 28, 2016, by removing Supplement D-8, Provisions Relating to the Dakota Prairie Refining, LLC Retirement Contribution Feature, in its entirety.

Explanation: This amendment removes the Retirement Contribution Feature for Dakota Prairie, pursuant to the sale of Dakota Prairie on June 28, 2016.

6.	Effective January 1, 2017, by adding the following section to Supplement I, Multiple Employer Plan Provisions Applicable Upon Adoption of the Plan by Dakota Prairie Refining, LLC:

I-6 Reversion to Single Employer Plan. Dakota Prairie was sold on June 28, 2016. As a result of this sale, Dakota Prairie is no longer a Participating Affiliate in the Plan. Therefore, effective January 1, 2017, this Supplement I is no longer applicable.

Explanation: This amendment changes Supplement I to reflect that it is no longer applicable, effective January 1, 2017, pursuant to the sale of Dakota Prairie on June 28, 2016.

7.
Effective January 1, 2017, by replacing Section D-1-2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates, in its entirety, with the following:

Eligibility to Share in the Profit Sharing Feature. Participation in the Profit Sharing Feature(s) for any Plan Year is limited to employees of the Supplement D-1 Company who satisfy the Plan’s definition of Eligible Employee (unless otherwise noted below). The current and original effective dates for each Participating Affiliate’s respective Profit Sharing Feature are listed below.

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
Ames Sand & Gravel, Inc.	January 1, 2016 (July 16, 2007)
Anchorage Sand & Gravel Company, Inc. (excluding President)	January 1, 1999
Baldwin Contracting Company, Inc.	January 1, 1999
Capital Electric Line Builders, Inc.[7]	January 1, 2014
Cascade Natural Gas Corporation[1]	January 1, 2017 (July 2, 2007)
Concrete, Inc.	January 1, 2001
Connolly-Pacific Co.	January 1, 2007
DSS Company	January 1, 2004 (July 8, 1999)
E.S.I., Inc.	January 1, 2008 (January 1, 2003)
Fairbanks Materials, Inc.	May 1, 2008
Granite City Ready Mix, Inc.	June 1, 2002
Great Plains Natural Gas Co.[1]	January 1, 2017 (January 1, 2008)
Hawaiian Cement (non-union employees hired after December 31, 2005)	January 1, 2009
Intermountain Gas Company[1]	January 1, 2017 (January 1, 2011)

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
JTL Group, Inc.5/6	January 1, 2015 (January 1, 2014)
Jebro Incorporated	November 1, 2005
Kent’s Oil Service[4]	January 1, 2007
Knife River – North Dakota Division, a Division of Knife River Corporation – North Central	January 1, 2016 (January 1, 2007)
Knife River Corporation – North Central	January 1, 2016 (January 1, 2007)
Knife River Corporation – Northwest (the Central Oregon Division, f/k/a HTS)	January 1, 2010 (January 1, 1999)
Knife River Corporation – Northwest (the Idaho Division)	January 1, 2015
Knife River Corporation – Northwest (the Southern Oregon Division)	January 1, 2012
Knife River Corporation – Northwest (the Western Oregon Division)	January 1, 2012
Knife River Corporation - South (f/k/a Young Contractors, Inc.)	January 1, 2008 (January 1, 2007)
Knife River Midwest, LLC	January 1, 2016 (April 1, 2004)
LTM, Incorporated	January 1, 2003
MDU Resources Group, Inc.[1]	January 1, 2017
Montana-Dakota Utilities Co. (non-union employees)[1]	January 1, 2017 (January 1, 2008)
Montana-Dakota Utilities Co. (union employees)	January 1, 2008
Northstar Materials, Inc.	January 1, 2016 (January 1, 2003)

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
On Electric Group, Inc.[3]	March 7, 2011
Wagner Industrial Electric, Inc.	January 1, 2008
Wagner Smith Equipment Co.	January 1, 2008 (July 1, 2000)
WBI Energy, Inc.[1]	January 1, 2017 (May 1, 2012)
WBI Energy Midstream, LLC[1]	January 1, 2017 (January 1, 2001)
WBI Energy Transmission, Inc.[1]	January 1, 2017 (January 1, 2009)
WHC, Ltd.	September 1, 2001

1/Eligible employees only include those in salary grade levels 29-38.
2/In the event a Participating Affiliate adopts a Profit Sharing Feature on a date other than January 1, effective as of the date of participation in the Plan, the amount of any such contribution allocated to a Supplement D‑1 Participant shall be based upon Compensation, received while in the employ of the Participating Affiliate after the date of acquisition by the Company or any Affiliate.
3/Requirement to be an Active Employee on the last day of the Plan Year does not apply.
4/The following participant of Kent’s Oil Service is granted vesting service for prior years of service with Spirit Road Oils: Jose Padilla.
5/Eligible JTL Casper hourly employees (both union and nonunion), including those employees who participate in the Operating Engineers Local No. 800 & The Wyoming Contractors’ Association, Inc. Pension Trust Fund for Wyoming (JTL MEP employees.)
6/Eligible salaried employees of JTL hired after December 31, 2014 or any other JTL employee who transfers to a salaried position after December 31, 2014.
7/Eligible employees participating in a management incentive compensation plan are not eligible for a Profit Sharing Contribution.

In order to share in the allocation of any profit sharing contribution made by a Supplement D-1 Company pursuant to Paragraph 3 below for a given Plan Year, Participants employed by a Supplement D-1 Company must be credited with 1,000 Hours of Service (prorated for the Plan Year in which the Profit Sharing Feature becomes effective) in that Plan Year, be an Active Employee of the Supplement D-1 Company on the last day of the Plan Year, and must not be covered by a collectively bargained unit to which the Profit Sharing has not been extended.

However, an Eligible Employee of a Knife River Corporation Participating Affiliate who transfers during the Plan Year and remains employed by a Knife River Corporation Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Knife River Corporation Participating

Affiliate.

Moreover, effective January 1, 2009, an Eligible Employee of Montana‑Dakota Utilities Co., Great Plains Natural Gas Co., Intermountain Gas Company, or Cascade Natural Gas Corporation (collectively the “Utility Group Participating Affiliate”) who transfers during the Plan Year and remains employed by a Utility Group Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Utility Group Participating Affiliate noted above which meets its independent profitability targets.

Effective January 1, 2014, it was resolved that Profit Sharing contributions for Eligible Employees of the Utility Group Participating Affiliates would be based upon the Utility Group Participating Affiliates combined profitability targets, and therefore, if the Utility Group Participating Affiliates together attained the required profitability, Eligible Employees of the Utility Group Participating Affiliates would receive a contribution as long as they remained employed by a Utility Group Participating Affiliate on the last day of the Plan Year.

Notwithstanding the foregoing and except as noted herein, effective January 1, 2017, MDU Resources Group, Inc., Montana-Dakota Utilities Co., Intermountain Gas Company, Cascade Natural Gas Corporation, Great Plains Natural Gas Co., WBI Energy, Inc., WBI Energy Midstream, LLC, and WBI Energy Transmission, Inc. (collectively the “Regulated Group Participating Affiliates”) will provide a Profit Sharing contribution to Eligible Employees who are classified in salary grade levels 29‑38, or a prorated Profit Sharing contribution to Eligible Employees who transfer in or out of salary grade levels 29-38, provided the profitability target is met and they remain employed by a Regulated Group Participating Affiliate as of the last day of the Plan Year. Profit Sharing contributions for Eligible Employees of MDU Resources Group, Inc. will be based on an independent earnings per share target. Profit sharing contributions for Eligible Employees of WBI Energy, Inc., WBI Energy Midstream, LLC, and WBI Energy Transmission, Inc. will be based on a combined profitability target. Employees of the WBI Energy Corrosion Services division of WBI Energy Midstream, LLC are not eligible to receive Profit Sharing contributions. Profit Sharing contributions for Eligible Employees of the Utility Group Participating Affiliates (other than union employees of Montana-Dakota Utilities Co.) will be based on the Utility Group Participating Affiliates combined profitability targets. Profit Sharing contributions for union Eligible Employees of Montana‑Dakota Utilities Co., regardless of salary grade level, shall be determined based solely on the profitability of Montana‑Dakota Utilities Co.

For purposes of this Supplement, an “Active Employee” means an employee who is still on the payroll, has been temporarily laid off, or who terminated employment due to Disability, death, or after attaining age 60 during such Plan Year, but does not mean an employee whose employment has been terminated effective on or before December 31 of that Plan Year. In addition, for purposes of applying the requirement of completing 1,000 Hours of Service for the Plan Year, such requirement shall not apply to employees terminating after attaining age 60 provided they are not terminated for cause.

Participants who meet the preceding requirements are referred to herein as “Supplement D-1 Participant.”

Explanation: This amendment adds a profit sharing contribution for MDU Resources Group, Inc. based on MDU Resources Group, Inc.’s independent earnings per share target, provides profit sharing to Eligible Employees of WBI Energy, Inc., WBI Energy Midstream, LLC, and WBI Energy Transmission, Inc. only if they remain employed as of the last day of the Plan Year, clarifies that union employees at Montana-Dakota Utilities Co. will have an independent profitability target and that the eligibility of such employees will not be based on salary grade level, clarifies the profitability targets for the regulated entities, and limits eligibility for employees of the regulated entities to employees in salary grade levels 29-38, all effective January 1, 2017.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the K-Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee on this 29th day of December, 2016.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By /s/ Doran N. Schwartz
Doran N. Schwartz, Chairman